UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)    April 11, 2008 (April 8, 2008)

KIMBALL INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Indiana	0-3279	35-0514506

(State or other jurisdiction of	(Commission File	(IRS Employer Identification No.)
incorporation)	Number)

1600 Royal Street, Jasper, Indiana	47549-1001

(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code   (812) 482-1600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities

Evolving customer preferences for Electronics Manufacturing Services (EMS) operations in low-cost regions has prompted Kimball International, Inc. to reevaluate its European facility strategy. On April 8, 2008, Kimball International, Inc. (the "Company") approved a plan to expand its European automotive electronics capabilities and to establish a European Medical Center of Expertise in Poznan, Poland. The Company presently has an operation in Poznan. As part of the plan, the Company will consolidate its Electronics facilities located in Longford, Ireland; Bridgend, Wales; and Poznan into a new, larger facility in Poznan, which is expected to improve margins in the very competitive EMS market.

The existing Poland facility will not accommodate the additional production space requirements for the products being transferred from the exited units along with expected future sales growth in both automotive and medical markets. As a result, on April 8, 2008, the Company signed a conditional agreement to sell the facility that houses its current Poland operation for 15.5 million Euros or approximately $24.0 million United States dollars (USD) based on an estimated exchange rate of 0.645 Euros to one USD. The closing date for the transaction is expected to occur before December 2008. The Company will recognize a total pre-tax gain of approximately $18.0 million, of which $14.7 million is expected to be recognized in the Company's second quarter fiscal year 2009 when the final agreement is executed and the remaining pre-tax gain of $3.3 million will be deferred over the approximately 43 months that the Company will lease back the facility. The proceeds on the sale of the Poland building and an expected tax benefit related to the exits will partially fund the consolidation activities. The Poland operation expects to start production of select product in the new facility beginning July 1, 2009, with all production, including product transferred from Wales and Ireland, scheduled to be in the new facility by December 2011.

Under the Ireland portion of the plan, which is subject to consultation with appropriate representatives of local employees regarding any redundancies, production would cease at the Ireland facility during the quarter ending December 31, 2008, and appropriate inventory and equipment will be relocated at that time. Also under the plan, employees would be terminated in stages as production is transferred. Miscellaneous wrap-up activities including disposition of remaining equipment are expected to be completed by the end of fiscal year 2009. The building for the Ireland operation is currently leased with the lease expiring May 2009.

The Bridgend, Wales, facility portion of the plan, which is subject to consultation with appropriate representatives of local employees regarding any redundancies, contemplates the movement of production to the new Poland facility in phases, with the first move of production planned to occur during the quarter ending March 31, 2009. The final move of production is planned to occur during the quarter ending December 31, 2010. The move will occur in phases due to longer qualification time in some markets for medical products and the acquisition timeline for the new facility in Poland. Also under the plan, employees would be terminated in stages as production is transferred and it is expected that the remaining wrap-up activities will be complete by the end of the quarter ending December 31, 2010. The building for the Wales operation is currently leased with the lease expiring April 1, 2011.

The Company currently estimates that the pre-tax charges related to the consolidation activities will be approximately, in millions, $13.6 consisting of approximately $12.2 of severance and other employee costs, $0.6 of lease exit costs, $0.4 of property and equipment non-cash asset impairment, and $0.4 of other exit costs. Approximately $13.2 million of the total cost estimate is expected to be cash expense, exclusive of proceeds from sale of equipment which are expected to be approximately $0.2 million. The Company expects that 88%, 7%, 2%, and 3% of the restructuring costs will be recognized in the Consolidated Statement of Income in the Company's fiscal years 2008, 2009, 2010, and 2011, respectively, as most of the severance costs will be accrued at the date of the approval of the plan. These estimates exclude the estimated gain on the sale of the Poland building disclosed above.

The pre-tax charges discussed above will be paid in a currency other than the USD. Included in the estimate is 4.7 million of charges in British Pounds that were converted based on an exchange rate of 0.5 British Pounds to one USD and 2.7 million of charges in Euros at 0.645 Euros to one USD.

Item 2.06 Material Impairments

The information set forth above under Item 2.05 is incorporated by reference into this Item 2.06.

Forward-Looking Statements
Certain statements contained within this document are considered forward-looking under the Private Securities Litigation Reform Act of 1995. These statements can be identified by the use of words such as "estimates," "expects," "anticipates," and similar expressions. These forward-looking statements are subject to risks and uncertainties including, but not limited to, general economic conditions, foreign currency exchange rate fluctuations, or similar unforeseen events that could cause actual results to differ materially from the forward-looking statements.   Cautionary statements regarding risk factors that could have an effect on future performance of the Company are contained in the Company's Annual Report of Form 10-K for the fiscal year ended June 30, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KIMBALL INTERNATIONAL, INC.

By:	/s/ Robert F. Schneider

ROBERT F. SCHNEIDER Executive Vice President, Chief Financial Officer

Date: April 11, 2008